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                                                                  Exhibit 99.2

                                INSTALLMENT NOTE


$181,538.00                                                     March 23, 1995


       FOR VALUE RECEIVED VINCENT J. LIUZZA, JR. promises to pay to the order of PETER J. LIUZZA, at 6415 Argonne Boulevard, New Orleans, Louisiana 70124, the sum of ONE HUNDRED EIGHTY ONE THOUSAND FIVE HUNDRED THIRTY EIGHT DOLLARS (U.S. $181,538.00), with interest thereon at the rate of six (6.0%) percent per annum from date until paid, payable as follows:

       The maker obligates himself to pay One Thousand Five Hundred and Nineteen Dollars ($1,519.00) per month commencing on the 1st day of May, 1995, and a like amount on the same day of each month for twelve (12) consecutive months; then to pay Two Thousand Eight Nine Dollars ($2,089.00) per month until the full and final payment of this note.

       It is agreed that if any installment is not paid on the date when such installment is due, then at the option of the holder of this note, 10 days after receipt of written notice of default by maker, with opportunity to cure, the holder may , from time to time, subject to prior pledges, seize and sell sufficient "Shares" to pay any and all overdue payments of principal, interest, attorney's fees and costs.

       It is agreed that if any installment is not paid on the date when such installment is due, then at the option of the holder of this note, 10 days after receipt of written notice of default by Buyer, with opportunity to cure, the holder may also sell, subject to prior pledges, an additional number of "Shares" to pay, in advance, one year of principal and interest due on the Promissory Note. In the event of such a sale, holder shall be entitled to the proceeds of the sale immediately, and the Promissory Note will be credited with the amount of such principal payment.

       The maker expressly agrees that this note, or any payment thereunder may be extended from time to time without in any way affecting the liability of the maker and endorser(s) hereof.

       In the event this note is placed with an attorney for collection, it is agreed that maker will pay reasonable attorneys' fees and all costs of collection.

       This Note is secured only by the 181,538 shares of Cucos Inc. stock ("Shares") which is being sold by the original holder, Peter J. Liuzza, to Maker on March 23, 1995, without recourse to the Maker (in rem).



                                                 Maker, VINCENT J. LIUZZA, JR.


                                                 _______________________________